Exhibit 1

News Release

20 March 2007

RINKER ANNOUNCES ACQUISITION OF HARD ROCK QUARRIES AND
SAND MINES IN NORTH QUEENSLAND

Rinker Group Limited (Rinker) today announced the acquisition of three hard rock quarries and two sand mines in the fast-growing region of Mackay, in north Queensland. The acquisition was made by

Rinker’s Australian subsidiary, trading as Readymix.

It is a small bolt-on to the existing Readymix operations in the area, which comprise concrete plants in

Mackay, Nebo and Sarina.

The vendors are John and Pat Croyden, trading as JT & PA Croyden Pty Ltd (“Croyden”). Croyden has been a major supplier of aggregates and sand to Readymix for several years. Not all of the operations are currently producing material.

The Mackay region is one of the fastest-growing areas in Queensland, and is experiencing strong economic growth, driven by demand for coal and other exports. Mackay is expected to benefit from significant growth in residential and infrastructure development over the next 20 years.

Readymix chief executive Peter James said the Croyden acquisition enables Readymix to integrate backwards into aggregates and sand following the purchase of Edwards Concrete in 2003, which included the Sarina and Nebo concrete plants.

“Croyden creates an integrated quarries and concrete business in the region, and will enable us to supply our customers more effectively,” he said. “The quarries will serve the local market with concrete aggregates and road base.”

The acquisition is expected to earn above its cost of capital within the first year.

Rinker has invested around US$2 billion in more than 50 acquisitions since 1998, together with around

US$1 billion in the development of new quarries and operating plants and expansion of the base business. One of the world’s top 10 construction materials groups, Rinker has operations in aggregates, cement, concrete, asphalt and concrete pipe and products. Annual revenue is over

US$5.1 billion. Rinker has over 13,000 employees in 774 sites across the US, Australia and China.

Around 80 per cent of group revenue comes from the US.

Important Legal Information

This communication has been made public by Rinker Group Limited (“Rinker”). Investors are urged to read Rinker’s Target’s Statement and Solicitation/Recommendation Statement on Schedule 14D-9

(including each exhibit thereto), which was filed by Rinker with the U.S. Securities and Exchange

Commission (the “SEC”) on November 28, 2006, and all amendments thereto, as they contain important information. Copies of the Solicitation/Recommendation Statement (including this Target’s

Statement and the other exhibits thereto) are, and other public filings made from time to time by

Rinker with the SEC which are related to the offer (the “Offer”) by Cemex Australia PTY Ltd, a whollyowned subsidiary of Cemex S.A.B. de C.V., will be, available without charge at the SEC’s website at

www.sec.gov or at Rinker’s website at www.rinker.com.

This communication contains a number of forward-looking statements based on management’s current views, expectations and beliefs as of the date of this communication. Such statements can be identified by the use of forward-looking language such as “may,” “should, “expect,” “anticipate,”

“estimate,” “scheduled,” or “continue” or the negative thereof or comparable terminology. Such forward-looking statements are not guarantees of future results or performance and involve risks,

uncertainties and other factors, including: the general economic and business conditions in the United

States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding its ongoing business strategy, acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to,

governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs,

pension costs; healthcare costs; outcomes of legal hearings such as the Lake Belt challenge and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the SEC. Rinker can give no assurances that actual results would not differ materially from any forward-looking statements contained in this communication, particularly in light of the many risks and uncertainties regarding the Offer. None of Rinker, Rinker’s officers, any persons named in the Target’s Statement with their consent or any person involved in the preparation of the Target’s Statement makes any representation or warranty (express or implied) as to the accuracy or likelihood of fulfilment of any forward-looking statement, or any events or results expressed or implied in any forward-looking statement, except to the extent required by law. You are cautioned not to place undue reliance on any forward-looking information.

For further information, please contact Debra Stirling on + 61 2 9412 6680 or mobile 0419 476 546

(international + 61 419 476 546)

RIN 13-07